Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Ryan R. Nelson, CFO, rnelson@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

Main Street Announces First Quarter 2026 Regular Monthly Dividends, Including
a Monthly Dividend Increase, and Supplemental Dividend Payable in December
2025
Regular Monthly Dividends of $0.26 Per Share for each of January, February and March 2026
Monthly Dividends Represent a 2.0% Increase Compared to Fourth Quarter 2025 and a 4.0%
Increase Compared to First Quarter 2025
Supplemental Dividend of $0.30 Per Share Payable in December 2025
HOUSTON, November 4, 2025 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is
pleased to announce that its Board of Directors declared regular monthly cash dividends of $0.26 per share for each of January, February and March 2026. These monthly dividends, which will be payable pursuant to the table below, total $0.78 per share for the first quarter of 2026 and represent a 2.0%
increase from the regular monthly dividends declared for the fourth quarter of 2025 and a 4.0%
increase from the regular monthly dividends paid in the first quarter of 2025. Since its October 2007 initial public offering, Main Street has periodically increased the amount of its regular monthly dividends paid per share and has never reduced its regular monthly dividend amount per share.
Summary of First Quarter 2026 Regular Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
11/3/2025	1/8/2026	1/8/2026	1/15/2026	$0.26
11/3/2025	2/6/2026	2/6/2026	2/13/2026	$0.26
11/3/2025	3/6/2026	3/6/2026	3/13/2026	$0.26
		Total for First Quarter 2026:		$0.78
In addition to the regular monthly dividends for the first quarter of 2026, the Board of Directors declared a supplemental cash dividend of $0.30 per share payable in December 2025. This supplemental cash dividend, which will be payable as set forth in the table below, will be paid out of
Main Street’s undistributed taxable income (taxable income in excess of dividends paid) as of
September 30, 2025.
Supplemental Cash Dividend Payable in December 2025

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
11/3/2025	12/22/2025	12/22/2025	12/29/2025	$0.30
Including all dividends declared to date, including the first quarter 2026 regular monthly dividends and the December 2025 supplemental dividend, Main Street will have paid $47.935 per share in cumulative cash dividends since its October 2007 initial public offering at $15.00 per share. Including the first quarter 2026 regular monthly dividends and the December 2025 supplemental dividend, these most recent dividend declarations represent total dividends to Main Street shareholders of $1.08 per share, representing an annualized current yield of 7.6% based on the closing price of $57.16 per share on November 3, 2025.
The final determination of the tax attributes for dividends each year are made after the close of the tax year. The final tax attributes for 2025 and 2026 dividends are currently expected to include a combination of ordinary taxable income and qualified dividends and may include capital gains and return of capital.
Main Street maintains a dividend reinvestment and direct stock purchase plan (the “Plan”). The dividend reinvestment feature of the Plan (the “DRIP”) provides for the reinvestment of dividends on behalf of Main Street’s registered stockholders who hold their shares with Main Street’s transfer agent and registrar, Equiniti Trust Company, LLC, or certain brokerage firms that have elected to participate in the DRIP. Under the DRIP, if Main Street declares a dividend, registered stockholders who have not
“opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Main Street common stock. The direct stock purchase feature of the Plan (the
“DSPP”) provides investors with a convenient and economical method to purchase shares of Main
Street common stock. More information about the Plan (including the DSPP prospectus) can be found on the Main Street website (https://ir.mainstcapital.com/dividend-reinvestment-and-direct-stock-
purchase-plan).
ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides customized long-term debt and equity capital solutions to lower middle market companies and debt capital to private companies owned by or in the process of being acquired by a private equity fund.
Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides customized “one-stop” debt and equity financing solutions within its lower middle market investment strategy. Main Street seeks to partner with private equity fund sponsors and primarily invests in secured debt investments in its private loan investment strategy.
Main Street’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million. Main Street’s private loan portfolio companies generally have annual revenues between $25 million and $500 million.
Main Street, through its wholly-owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of
1940, as amended.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements, including but not limited to the continued payment and growth of future dividends and the potential tax attributes for 2025 and 2026 dividends, which are based upon Main Street management’s current expectations and are inherently uncertain. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance, events and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Main Street’s filings with the U.S. Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement. Main Street assumes no obligation to revise or update any such statement now or in the future.
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